Schedule 14A
Information Required in Proxy Statement
Reg. 240,14a-101
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

Filed by Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

Koger Equity, Inc.
(Name of Registrant as Specified in Its Charter)

Koger Equity, Inc.

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(i), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rules 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuatn to Exchange Act Rule 0-11:1

     4)   Proposed maximum aggregate value of transaction:

Set forth the amount on which the filing fee is calculated and state how it was determined.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:



                               KOGER EQUITY, INC.
                          3986 Boulevard Center Drive
                          Jacksonville, Florida 32207
                                 (904) 398-3403
                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                ----------------

     The Annual Meeting of Shareholders of Koger Equity, Inc. (the Company) will be held on Tuesday, May 7, 1996, at 1:00 p.m., Eastern Daylight Saving Time, at the Omni Jacksonville, 245 Water Street, Jacksonville, Florida, for the following purposes:

     1. To elect a board of eight (8) directors to serve for the ensuing year or until their respective successors are duly elected and qualified; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on February 27, 1996 was fixed as the record date for the determination of shareholders entitled to receive notice of, and to vote at, this meeting and any adjournment thereof. All shareholders of record at that time are entitled to vote at this meeting and any adjournment thereof.

     A copy of the Companys Annual Report for the year ended December 31, 1995, which report contains consolidated financial statements and other information of interest with respect to the Company and its subsidiaries, is included herewith.


     SHAREHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY. AN ENVELOPE IS ENCLOSED HEREWITH FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


                                              By order of the Board of Directors
                                                  W. Lawrence Jenkins, Secretary



March 18, 1996

                               KOGER EQUITY, INC.
                          3986 Boulevard Center Drive
                          Jacksonville, Florida 32207
                                 (904) 398-3403


                                PROXY STATEMENT
                                 March 18, 1996


     INTRODUCTION The enclosed proxy is solicited on behalf of and by the Board of Directors (the Board of Directors) of Koger Equity, Inc., a Florida corporation (the Company), for use at the Companys Annual Meeting of Shareholders to be held on Tuesday, May 7, 1996 (the Annual Meeting), and any adjournment thereof. This Proxy Statement and the enclosed proxy have first been mailed or otherwise given to shareholders on or about March 18, 1996.

     If the enclosed proxy is executed and returned, it will be voted at the Annual Meeting and any adjournment thereof, and where a choice has been specified thereon, will be voted in accordance with such specifications, and where no choice has been specified thereon, will be voted for the election of the directors named herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, the holders of the proxies are expected to vote in accordance with their judgement on such matters. A proxy may be revoked at any time to the extent that it has not been exercised. A shareholder may revoke his or her proxy by writing the Secretary of the Company a letter of proxy revocation, executing a subsequently dated proxy, or attending the Annual Meeting or any adjournment thereof and voting his or her Shares (as defined below) personally.

     The close of business on February 27, 1996 was fixed as the record date for determination of the shareholders entitled to vote at the Annual Meeting and any adjournment thereof.

     The number of the Companys shares of common stock, par value $.01 per share (the Shares), outstanding at the close of business on February 27, 1996 was 17,831,834. There is no other class of voting securities of the Company outstanding, and each Share is entitled to one (1) vote. A majority of the Shares issued and outstanding as of the record date represented at the Annual Meeting or any adjournment thereof, either in person or by proxy, shall constitute a quorum. Irvin H. Davis, Victor A. Hughes, Jr. and S. D. Stoneburner have, and each of them has, been designated to vote the proxies solicited hereby. The Shares are not subject to cumulative voting.

                            MATTERS TO BE CONSIDERED

     The Companys shareholders will consider and act upon (i) a proposal to elect eight (8) directors for the following year, and (ii) such other business as may properly come before the Annual Meeting or any adjournment thereof.

                             ELECTION OF DIRECTORS

Nominees

     The eight (8) nominees listed in the table below are proposed for election as directors for the ensuing year or until their successors have been duly elected and qualified.

     While management expects that all of the nominees will be able to serve as directors, if, at the time of the Annual Meeting or any adjournment thereof, a situation should arise making it impossible for any nominee to serve, the proxies will be voted in accordance with the best judgement of the holders thereof for another person recommended by the present Board of Directors in lieu of such original nominee.

     Each nominee has served in the principal occupations indicated in the table below with the respective employers indicated in such table during the period of five years ended on December 31, 1995. The table below also sets forth information concerning each nominee to the Board of Directors, based on information furnished by such nominee.


    The Board of Directors recommends a vote FOR the election of each of the following nominees.

                         Principal Occupation                                        Beneficial Ownership
                         Five-Year Employment                    Year First          of Shares at
                         History and Other                       Became a            February 27, 1996(1)
Name                     Directorships                           Director       Age           (Percent of Class)
----------------------   -----------------------------------     ----------     ---  ---------------------------
D. Pike Aloian(2)                                                1993           41   1,612    (.009%)
                         Managing   Director  of  Rothschild
                         Realty,   Inc.   (a   real   estate
                         investment  management and advisory
                         service  firm);  Director,  Charter
                         Oak Group,  Ltd. (a privately  held
                         retail   properties   real   estate
                         management  company);  former  Vice
                         President  of The  Harlan  Company,
                         Inc. (a real estate development and
                         advisory service firm)

Benjamin C.Bishop,Jr.(2)                                         1991           64  23,417    (.131%)
                         Chairman  of the  Board of Allen C.
                         Ewing & Co. (an investment  banking
                         company);  former Director of Grubb
                         &   Ellis   Company   (a   national
                         commercial  real  estate  brokerage
                         company);  former  Trustee  of  GMR
                         Properties     (a    real    estate
                         investment trust);  former Director
                         of Cousins Properties, Inc. (a real
                         estate investment trust)
Irvin H. Davis                                                   1991           66 161,158(3) (.896%)
                         Vice  Chairman and Chief  Executive
                         Officer  of  Koger  Equity,   Inc.;
                         former  President of Koger  Equity,
                         Inc.;    former    Executive   Vice
                         President,  Chief Executive Officer
                         pro tempore  and  Director of Koger
                         Advisors, Inc. (a former investment
                         advisor and a former  affiliate  of
                         Koger   Equity,    Inc.);    former
                         Executive  Vice President and Chief
                         Executive  Officer  pro  tempore of
                         Koger  Equity Inc.;  former  Senior
                         Vice  President/  Asset  Manager of
                         Koger Equity,  Inc.;  former Senior
                         Vice President of Koger Management,
                         Inc. (a former property  management
                         company)

David B. Hiley(4)(5)                                             1993           57   3,417    (.019%)
                         Self-employed   as  a   consultant;
                         former    managing    Director   of
                         Berkshire  Capital  Corporation (an
                         investment  banking services firm);
                         Director    and    former    Senior
                         Executive Vice President of Thomson
                         McKinnon   Securities,    Inc.   (a
                         securities          broker-dealer);
                         consultant,   Director  and  former
                         Executive Vice-President of Thomson
                         McKinnon,    Inc.   (a    financial
                         services holding company); Director
                         of Newcity Communications,  Inc. (a
                         communications firm)



                         Principal Occupation                                        Beneficial Ownership
                         Five-Year Employment                    Year First          of Shares at
                         History and Other                       Became a            February 27, 1996(1)
Name                     Directorships                           Director       Age           (Percent of Class)
----------------------   -----------------------------------     ----------     ---  ---------------------------
Victor A. Hughes, Jr.                                            1992           60 167,993(6) (.935%)
                         President   and   Chief   Financial
                         Officer  of  Koger  Equity,   Inc.;
                         former  Senior  Vice  President  of
                         Koger  Equity,  Inc.;  former  Vice
                         President    and    an    Assistant
                         Secretary  of Koger  Equity,  Inc.;
                         former  Senior Vice  President  and
                         Chief  Financial  Officer  of Koger
                         Advisors, Inc. (a former investment
                         advisor and a former  affiliate  of
                         Koger  Equity,  Inc.);  former Vice
                         President of Koger Advisors, Inc.

G. Christian Lantzsch(2)                                         1988           71   3,837(7) (.022%)

                         Retired  Director of Duquesne Light
                         Company;  retired Vice  Chairman of
                         the   Board   of   Directors    and
                         Treasurer  of  Mellon  Bank  Corp.;
                         retired  Vice  Chairman  and  Chief
                         Financial  Officer of Mellon  Bank,
                         N.A.

George F. Staudter(4)                                            1993           64   3,744    (.021%)
                         Managerial       and      financial
                         consultant;  Director of Waterhouse
                         Investor    Services,    Inc.    (a
                         securities broker dealer); Director
                         of   Waterhouse    Investors   Cash
                         Management  Fund, Inc. (a family of
                         mutual  funds);  former  President,
                         Chief    Executive    Officer   and
                         Director of Family  Steak Houses of
                         Florida, Inc. (a restaurant chain);
                         former Principal of Douglas Capital
                         Management (a registered investment
                         advisor); former Vice President and
                         Treasurer   of  Revlon,   Inc.   (a
                         cosmetic manufacturer and marketer)

S. D. Stoneburner                                                1988           77  15,154(8) (.085%)
Chairman of the Board of Directors
        of Koger Equity, Inc.


All Executive Officers                                                               454,145 (9)
and Director Nominees as                                                             (2.497%)
a Group (11 persons)

(1) Unless otherwise noted, all Shares are owned directly, with sole voting and dispositive power or with voting and dispositive power shared with spouse.

(2)  Member of the Audit Committee.

(3) Includes 146,333 Shares which are subject to presently exercisable options, or options which are exercisable within 60 days.

(4)  Member of the Compensation Committee.

(5) Mr. Hiley was a director and executive officer of Thomson McKinnon, Inc., a financial service holding company, and its subsidiary Thomson McKinnon
     Securities, Inc. (TMSI), a broker-dealer, both of which filed for protection under Chapter 11 of the federal bankruptcy code in 1990. In a proceeding instituted by the State of Alabama in 1989 claiming unregistered sales of securities by an Alabama branch of TMSI and alleging a failure of supervision by him and other executives, Mr. Hiley consented to an order barring him from registration as a securities dealer in Alabama. In a related matter, TMSI admitted to a criminal violation of the Alabama securities statute.

(6) Includes 142,667 Shares which are subject to presently exercisable options, or options which are exercisable within 60 days.

(7) Includes 47 Shares which are subject to presently exercisable warrants to purchase Shares.

(8) Includes 8,000 Shares which are held in a trust for which Mr. Stoneburner is the beneficiary.

(9) Sole voting and dispositive power as to 450,308 Shares, and shared voting and dispositive power as to 3,837 Shares. Includes 355,190 Shares which are subject to presently exercisable options, or options which are exercisable within 60 days. Includes 84 Shares which are subject to presently exercisable warrants to purchase Shares.

Corporate Governance

     The Board of Directors of the Company held six meetings during the last fiscal year. The Board of Directors maintains an Audit Committee (the Audit Committee) and a Compensation Committee (the Compensation Committee), the members of which are elected by the Board of Directors. The Board of Directors does not have a nominating committee.

     The Audit Committee is composed exclusively of directors who are not officers or employees of the Company. It recommends to the Board of Directors the selection of independent auditors, reviews the scope of the audit procedures and the results of the audit, reviews the matter of independence of the auditors, including non-audit services provided by the auditors and considers and makes recommendations to the Board of Directors on matters referred to it relating to the audit function, such as financial and accounting standards and principles and internal accounting, auditing and financial controls. The Audit Committee held two meetings during the last fiscal year and members of the Audit Committee consulted with the officers of the Company and the independent auditors at various times throughout the year.

     The Compensation Committee is composed exclusively of directors who are not officers or employees of the Company. It sets the salaries of the Companys senior executives, and reviews and recommends the adoption of compensation plans and the granting of benefits under such plans, including the making of contributions under the Companys 401(k) plan (the 401(k) Plan), the granting of options pursuant to the Companys stock option plans, and the approval of participation in the Companys Supplemental Executive Retirement Plan (the SERP). The Compensation Committee held eight meetings during the last fiscal year.

     Each of the directors attended at least 75% of the Board of Directors meetings and meetings held by committees of the Board of Directors of which they were members.

     Directors of the Company who are not officers receive a monthly retainer of $1,667, plus fees of $2,000 for each meeting of the Board of Directors attended and $500 for each meeting of any committee of the Board of Directors attended, together with expenses of attendance. The Chairman of the Board of Directors receives an additional quarterly retainer of $5,000. Directors may elect payment of part or all of their retainer in Shares by participation in the Stock Investment Plan. Directors who are officers of the Company are not paid a directors fee.

EXECUTIVE COMPENSATION Summary Compensation Table The table below sets forth information concerning the annual and long-term compensation of the Vice Chairman of the Board and Chief Executive Officer (the CEO) and the other named executive officers whose salary and bonus for the fiscal year ended December 31, 1995 exceeded $100,000 (collectively with the CEO, the Executive Officers).


                                        Annual Compensation                          Long-Term Compensation
                               -----------------------------------------   ----------------------------------------
                                                                                                            Pay     All Other
                                                                                     Awards                 outs    Compensation
                                                                           ---------------------------   --------- --------------
Name and Principal             Year    Salary     Bonus    Other Annual    Restricted     Securities        LTIP         ($)
    Position                             ($)     ($)       Compensation    Stock          Underlying        Payouts
                                                                ($)        Award(s)       Options/SARs      ($)
                                         (1)                    (2)        ($)            (#)               (3)          (4)
------------------------       ----   --------   ----------- --------     -----           ------           --------     ---------

Irvin H. Davis                 1995   $229,200   $104,408(5)   -0-         -0-             -0-              -0-         $ 26,340
Vice Chairman of               1994   $179,200   $ 57,207(5)   -0-         -0-            58,333            -0-         $ 26,340
the Board and                  1993   $175,000   $  3,365    $ 4,500       -0-             -0-              -0-         $ 32,626
Chief Executive Officer


Victor A. Hughes, Jr           1995   $204,200   $110,227(5)   -0-         -0-             -0-              -0-         $ 35,771(7)
President and                  1994   $156,200   $ 49,864(5)   -0-         -0-            56,667            -0-         $ 18,789
Chief Financial Officer        1993   $152,000   $  2,923    $ 4,500       -0-             -0-              -0-         $ 26,589


J. C. Teagle(8)                1995   $141,750    $27,546      -0-         -0-             -0-               -0-        $ 28,415(7)
Senior Vice President          1994   $123,833   $  2,366      -0-         -0-            53,750             -0-        $ 14,601
                               1993   $128,000   $  2,462      -0-         -0-              -0-              -0-        $  1,924


W. Lawrence Jenkins(10)        1995   $107,500   $ 20,316      -0-         -0-             -0-              -0-         $ 22,729(7)
Vice President and             1994   $103,333   $  1,923      -0-         -0-            26,807            -0-         $ 12,110
Corporate Secretary            1993   $120,000   $  2,308      -0-         -0-             -0-              -0-         $  1,786


James L. Stephens              1995   $97,331    $  5,219      -0-         -0-             -0-              -0-         $ 25,029(7)
Chief Accounting               1994   $86,875    $  1,731      -0-         -0-             -0-              -0-         $ 13,179
Officer and Corporate          1993   $75,000    $  1,442      -0-         -0-             -0-              -0-         $ 11,208
Treasurer


(1) For 1995, includes an amount equal to 10% of salary paid after August 1, 1995, which amount was paid by KRSI.

(2)  Includes an automobile allowance.

(3)  The Company has no long-term incentive plans.

(4) For 1995, 1994, and 1993, includes the taxable portion of certain excess life insurance premiums (as defined by the Internal Revenue Code) paid by the Company on behalf of each qualifying employee, including the Executive Officers (the Life Insurance Premiums).

     For 1995, includes (i) a profit sharing contribution partially in the form of cash and partially in the form of Shares made by the Company to the account of each qualifying employee, including each Executive Officer, under the 401(k) Plan, which contribution was equal to 7% of such employees taxable wages, subject to certain limitations, and was based on the market value of the Shares on December 29, 1995, which was $10.625 per Share; and
     (ii) a matching contribution in the form of Shares made by the Company to the account of each qualifying employee, including each Executive Officer, under the 401(k) Plan, which contribution was equal to 50% of such employees contributions to his or her account under the 401(k) Plan, subject to a maximum of 6% of eligible compensation, and was based on the market value of the Shares on December 29, 1995, which was $10.625 per Share (collectively, the 1995 401(k) Contribution).

     For 1994, includes a profit sharing contribution in the form of Shares made by the Company to the account of each qualifying employee, including each Executive Officer, under the 401(k) Plan, which contribution was equal to 10% of such employees taxable wages, subject to certain limitations, and was based on the market value of the Shares on December 30, 1994, which was $7.25 per Share (the 1994 401(k) Contribution, and collectively with the 1995 401(k) Contribution, the 401(k) Contributions).

     For 1993, includes a contribution in the form of cash made by the Company into an individual retirement account of each of Messrs. Davis, Hughes, and Stephens pursuant to the Companys Simplified Employee Pension Plan (the SEP
     Plan), which SEP Plan was discontinued on December 15, 1993 (the SEP Contribution).

     Each of the Life Insurance Premiums and the 401(k) Contributions were Company benefits which did not discriminate in scope, terms or operation in favor of the Executive Officers and were available generally to all salaried employees of the Company.

     As to Mr. Davis, represents a contribution into a SEP Plan IRA account in the amount of $0, $0, and $26,308; Life Insurance Premiums in the amount of $11,340, $11,340, and $6,318; and 401(k) Contributions in the amount of $15,000, $15,000 and $0, each for the years ended 1995, 1994 and 1993, respectively. As to Mr. Hughes, represents a contribution into a SEP Plan IRA account in the amount of $0, $0, and $22,935; Life Insurance Premiums in the amount of $5,911, $3,789, and $3,654; and 401(k) Contributions in the amount of $15,000, $15,000, $0, each for the years ended 1995, 1994 and 1993, respectively. As to Mr. Teagle, represents Life Insurance Premiums in the amount of $2,270, $1,837, and $1,924; and 401(k) Contributions in the amount of $15,000, $12,764, and $0, each for the years ended 1995, 1994 and 1993, respectively. As to Mr. Jenkins, represents Life Insurance Premiums in the amount of $1,613, $1,440, and $1,786; and 401(k) Contributions in the amount of $13,686, $10,670, and $0, each for the years ended 1995, 1994 and 1993, respectively. As to Mr. Stephens, represents a contribution into a SEP Plan IRA account in the amount of $0, $0, and $10,977; Life Insurance Premiums in the amount of $330, $276, and $231; and 401(k) Contributions in the amount of $11,222, $9,253 and $0, each for the years ended 1995, 1994 and 1993, respectively.

(5) Includes a cash bonus which was earned in the year reported, but which was paid in the following calendar year.

(6) These options were granted on May 9, 1994 and became 100% exercisable six months after the date of grant. These options terminate 10 years from the date of grant and are exercisable at a per Share price of $7.625. For information concerning the number and market value of Shares subject to the Companys stock option plans as to the Executive Officers, reference is made to the Option/Stock Appreciation Right Exercises and Year-End Values table and the notes thereto.

(7) For 1995, includes an amount which represents the imputed income resulting from the below value purchase of shares of common stock of KRSI by each Executive Officer on July 28, 1995, which amount represents as to: Mr. Hughes, $14,860; Mr. Teagle, $11,145; Mr. Jenkins, $7,430; and Mr.
     Stephens, $7,430.

(8) Mr. Teagle was a Vice President of Koger Properties, Inc., and became an officer of the Company after the Merger (as defined below).

(9) These options were granted in 1994 and become exercisable in cumulative annual increments of 20% commencing one year from the date of grant. A portion of these options terminate seven years from the date of grant and the remainder portion of these options terminate ten years from the date of grant. These options are exercisable at a per share price of $7.625. For information concerning the number and market value of Shares subject to the Companys stock option plans as to the Executive Officers, reference is made to the Option/Stock Appreciation Right Exercises and Year-End Values table and the notes thereto.

(10) Mr. Jenkins held the same position with Koger Properties, Inc., and became an officer of the Company after the Merger.

OPTION/STOCK APPRECIATION RIGHT GRANTS

     During the fiscal year ended December 31, 1995, no options or stock appreciation rights were granted to any Executive Officer.

OPTION/STOCK APPRECIATION RIGHT EXERCISES AND YEAR-END VALUES

     The table below sets forth information with respect to (i) the aggregate number of options/stock appreciation rights exercised, and the values realized in respect thereof, by the Executive Officers during the fiscal year ended December 31, 1995 and (ii) the aggregate number of options/stock appreciation rights, and the value of in-the-money options/stock appreciation rights, in each case held by the Executive Officers at the end of such fiscal year.



                                                                               Value of Unexercised in-
                                                     Number of                 the-Money Options/SARs
                                                     Securities Underlying     at
                                                     Unexercised               FY-End
                           Shares           Value    Options/SARs at FY-End(#) ($10.625)
                           Acquired on    Realized   Exercisable/              Exercisable/
Name                       Exercise (#)      ($)     Unexercisable             Unexercisable
---------------------      ------------   --------   ------------------------  ------------------------
Irvin H. Davis
Stock Option                  -0-            -0-      75,000/ 50,000(1)        $412,500 /$275,000(2)
Stock Option                  -0-            -0-      58,333/   -0- (5)        $174,999 /    -0- (6)

Victor A. Hughes, Jr
Stock Option                  -0-            -0-      64,500/ 43,000(1)        $354,750 /$236,500(2)
Stock Option                  -0-            -0-      56,667/   -0- (5)        $170,001 /    -0- (6)

J. C. Teagle
Stock Option                  -0-            -0-       5,361/ 21,446(3)        $ 16,083 /$ 64,338(6)
Stock Option                  -0-            -0-       5,389/ 21,554(4)        $ 16,167 /$ 64,662(6)

W. Lawrence Jenkins
Stock Option                  -0-            -0-       5,361/ 21,446(3)        $ 16,083 /$ 64,338(6)

James L. Stephens
Stock Option                  1,454        $6,047     29,496/ 21,500(1)        $162,228 /$118,250(2)


(1) These options become exercisable in cumulative annual increments of 20% commencing on February 5, 1993. At December 31, 1995, these options were 60% exercisable, with a per Share exercise price of $5.125.

(2) The closing price of the Shares on December 29, 1995, as reported on the American Stock Exchange, was $10.625, which price is greater than the exercise price of $5.125.

(3) These options become exercisable in cumulative annual increments of 20% commencing on January 27, 1995. At December 31,1995, these options were 20% exercisable, with a per Share exercise price of $7.625.

(4) These options become exercisable in cumulative annual increments of 20% commencing on May 9, 1995. At December 31, 1995, these options were 20% exercisable, with a per Share exercise price of $7.625.

(5) These options became fully exercisable on November 6, 1994 with a per Share exercise price of $7.625.

(6) The closing price of the Shares on December 29, 1995, as reported on the American Stock Exchange, was $10.625, which price is greater than the per Share exercise price of $7.625.

Long-Term Incentive Plan Awards

     The Company made no long-term incentive plan awards to any Executive Officer during the fiscal year ended December 31, 1995.

Supplemental Executive Retirement Plan

     During 1995, after review and recommendation by the Compensation Committee, the Board of Directors adopted the SERP. The SERP provides additional retirement benefits for the Executive Officers. In the case of Messrs. Davis and Hughes, the SERP provides (i) such Executive Officer with a lifetime benefit of 50% of final average annual base salary, less social security benefits and the annuitized equivalent of profit sharing contributions by the Company to the account of such Executive Officer under the 401(k) Plan, and (ii) the surviving spouse of such Executive Officer with a lifetime benefit of 50% of such Executive Officers benefit. The SERP also provides Messrs. Davis and Hughes and their spouses with lifetime medical coverage (which is intended to be roughly equivalent to that provided by the Company for the Executive Officers). In the case of each other Executive Officer, the SERP provides a 15-year benefit (reduced in any case in which such Executive Officer has less than 20 years of service) equal to 40% of final average annual base salary, less social security benefits and the annuitized equivalent of profit sharing contributions by the Company to the account of such Executive Officer under the 401(k) Plan. Benefits under the SERP generally vest only if the applicable Executive Officer remains in the Companys employ for a period ranging from two to five years after commencement of his participation in the SERP (depending upon such Executive Officers age at the commencement of his participation in the SERP). However, if a change of control of the Company (as defined in the SERP) occurs and an Executive Officer leaves the employ of the Company under certain circumstances, then (a) in the case of Messrs. Davis and Hughes, such Executive Officer would be entitled to his benefits, commencing immediately and without regard to the vesting requirement, and (b) in the case of each other Executive Officer, such Executive Officer, at his option, would be entitled to either a continuation of his base salary for a period of 18 months or his vested benefits under the SERP.

     The table below sets forth information with respect to the estimated annual benefits (determined before any reduction for social security benefits and 401(k) Plan contributions as described above) payable upon retirement based upon specified compensation under the SERP and the years of service classifications under the SERP.

                               Pension Plan Table

                                Years of Service
Final
Average
Annual
Remuneration      15        20        25        30        35
--------------------------------------------------------------
$125,000       $37,500   $50,000   $50,000   $50,000   $50,000
$125,000       $37,500   $50,000   $50,000   $50,000   $50,000
$125,000       $37,500   $50,000   $50,000   $50,000   $50,000
 150,000        45,000    60,000    60,000    60,000    60,000
 175,000        52,500    70,000    70,000    70,000    70,000
 200,000        60,000    80,000    80,000    80,000    80,000
 225,000       112,500   112,500   112,500   112,500   112,500
 250,000       125,000   125,000   125,000   125,000   125,000
 300,000       150,000   150,000   150,000   150,000   150,000
--------------------------------------------------------------

     The compensation base used by the SERP is average base salary for the final three years of employment. As of December 31, 1995, the base salary and estimated years of service credit for each Executive Officer are listed below:

        Mr. Davis       $229,200        28 years
        Mr. Hughes      $204,200        13 years
        Mr. Teagle      $148,000        23 years
        Mr. Jenkins     $110,000        25 years
        Mr. Stephens    $ 99,775         9 years

     Because the SERP generally provides a 50% gross benefit to Messrs. Davis and Hughes and a 40% gross benefit to the other Executive Officers, the Pension Plan Table above reflects a 50% benefit for salaries above $200,000 and a 40% benefit for salaries up to and including $200,000. The benefits shown in the Pension Plan Table above will be reduced by (i) the amount of social security benefits received by the applicable Executive Officer and (ii) the annuitized equivalent of profit sharing contributions made by the Company to the account of such Executive Officer under the 401(k) Plan.

     At retirement, benefits under the SERP are paid in annuity form. Messrs. Davis and Hughes are expected to receive benefits in lifetime 50% spousal joint and survivor annuity form. The other Executive Officers are expected to receive benefits in 15-year certain annuity form.

Stock  Investment Plan

     The Company has a Stock Investment Plan (the SIP) pursuant to which participating employees and directors of the Company may purchase Shares. Under the SIP, the Company is authorized to purchase up to an aggregate of 200,000 Shares on behalf of such participating employees and directors. Each participating employee pays for his or her Shares pursuant to a monthly payroll deduction plan established by the participating employees, and each participating director pays for his Shares pursuant to a deduction from such directors retainer. However, pursuant to the SIP and subject to certain limitations, the Company contributes a portion of the purchase price of such Shares, which contribution equals the following percentage of the aggregate monthly deduction from such employees pay or such directors retainer: (i) 25% of each monthly deduction less than or equal to $50; (ii) 20% of each monthly deduction greater than $50 but less than or equal to $100; and (iii) 15% of each monthly deduction greater than $100 but less than or equal to $1,700. The Company also pays all commissions and related expenses of the SIP. Pursuant to the SIP, during the year ended December 31, 1995, the Company paid approximately $34,800 on behalf of participating employees and directors.

Compensation Committee  Report  on  Executive  Compensation

     During 1995, the Compensation Committee consisted of Thomas K. Smith, Jr. (who resigned as a director of the Company on March 7, 1996), David B. Hiley, and George F. Staudter, all of whom were outside directors of the Company. The Compensation Committee is responsible for setting the compensation of the CEO and the President and Chief Financial Officer (the CFO) and for reviewing the compensation proposed by management for all other executive officers of the Company. It has been the practice of the Compensation Committee to have the Board of Directors ratify the salaries and bonuses of the CEO and CFO. The Compensation Committee is also responsible for (i) making grants under the Companys stock option plans, (ii) making contributions, subject to approval by the Board of Directors, under the 401(k) Plan and any other plan or plans as may be determined by the Board of Directors, and (iii) approving participation in the SERP.

     Currently, the key elements of the Companys compensation package for the Executive Officers are base salary, bonuses, contributions to the 401(k) Plan, stock options, and participation in the SERP. Although the Compensation Committee did not grant stock options to any Executive Officer during 1995, it has granted stock options in the past and expects that in the future stock options will continue to be an important part of executive compensation.

     In determining the compensation paid to the Executive Officers in 1995, the Compensation Committee took into consideration a number of factors, including among others, the following: (i) the continuing impact upon the Company of the Chapter 11 bankruptcy of Koger Properties, Inc., a Florida corporation (KPI), particularly the high levels of indebtedness that the Company was required to assume in connection with the merger of KPI with and into the Company (the Merger); (ii) the improvement in the Companys operations, including increases in percent leased rates, rental revenues, and funds from operations, and the material reduction in the Companys indebtedness; and (iii) the results of a survey prepared by the National Association of Real Estate Investment Trusts (NAREIT) with respect to executive compensation and the findings of the Consultant (as defined below).

     Adverse Circumstances Resulting from KPI Bankruptcy. As a result of the Chapter 11 bankruptcy of KPI (the KPI Bankruptcy) and the Merger, pursuant to which the Company acquired substantially all of the assets of KPI, the Company was required to assume approximately $190 million of restructured indebtedness of KPI. Loan agreements governing both such former KPI indebtedness and some of the Companys pre-Merger indebtedness contain restrictive covenants that handicap the Company, including limitations on investments, borrowings, and capital expenditures and requirements that proceeds of any equity offerings be devoted in substantial part to the pro rata reduction of such indebtedness. To resolve the uncertainties and risks to the Company arising out of the KPI Bankruptcy, the Company accepted such covenants at the conclusion of the KPI Bankruptcy in 1993.

     Improvement in Operations; Reduction in indebtedness. Since the KPI Bankruptcy and the Merger, the Companys strategy has been to stabilize and then improve its financial condition by increasing occupancy and revenues and reducing indebtedness. The Company has made significant progress in these areas. During 1995, the Company continued its program, begun in 1994, to improve operating efficiencies. During 1995, the Company (i) increased the percent leased rate of its buildings to approximately 91%, (ii) increased its rental revenues by approximately $1.73 million, and (iii) increased its funds from operations by approximately 56%, from approximately $23.9 million to approximately $37.3 million. The Company also reduced indebtedness by approximately $68.9 million, from approximately $323.8 million at the beginning of 1995 to approximately $254.9 million at the end of the year. Approximately $49 million of this reduction was attributable to amounts received from The Koger Partnership, Ltd., a Florida limited partnership (TKP). The Companys debt-to-book capitalization ratio improved from approximately 54% as of the end of 1994 to 45% as of the end of 1995.

     NAREIT Questionnaire; Consultant. In setting compensation for 1995, the Compensation Committee considered a 1994 annual compensation survey prepared by NAREIT. This survey is limited to those members of NAREIT who voluntarily respond to an annual NAREIT questionnaire on executive compensation and, accordingly, does not include the entire membership of NAREIT (as does the NAREIT Total Return Index which is included in the Companys 1995 Proxy Statement and in the graph under Shareholder Return Performance Presentation below). Thus, in 1994 and 1995, the Company did not have available to it executive compensation information on all of the organizations included in the NAREIT Total Return Index.

     During 1995, the Company continued to employ a nationally recognized, independent compensation consulting firm (the Consultant) for the purpose of obtaining additional information on compensation levels and practices for executive positions in the real estate industry. The Consultant found that the compensation levels for 1994 for the CEO, the CFO, and the other Executive Officers were below the median level of those in the real estate industry for companies similar in size to the Company. These findings were based on peer group proxy analysis and published surveys.

     While the Compensation Committee considered all of the foregoing, it did not, and has not as yet, set any specific criteria in arriving at any particular executives compensation. Accordingly, based on the above, the Compensation Committee made a subjective determination in setting the compensation of the Executive Officers.

     In arriving at the compensation paid the CEO, the Compensation Committee has considered the CEOs long experience in the development and management of suburban office parks and his proven ability to maintain high occupancy rates as compared to those that are found in other office parks in markets in which the Company competes. It should be noted that during 1995, the Company, under the CEOs leadership, was able to maintain above average percent leased rates (approximately 91% of net rentable square feet at December 31, 1995), and to increase the average annual rent per square foot leased by approximately 2.8%, from $13.35 at December 31, 1994 to $13.72 at December 31, 1995. In order to recognize the CEOs outstanding performance during 1995, the Compensation
Committee awarded him a bonus of $100,000 (43.6% of his base salary of $229,200). In addition, to bring the CEOs salary more in line with the industry standards, the Compensation Committee increased his base annual salary from $179,200 in 1994 to $229,200 in 1995.

     The CFO has made significant contributions to the operations of the Company, particularly in the reduction of indebtedness and the improvement of the Companys financial structure. The CFO also has certain shared responsibilities for the overall management of the Company with the CEO. Accordingly, the Compensation Committee awarded the CFO a bonus of $100,000 (49.0% of his base salary of $204,200) for his outstanding performance during 1995. In addition, to bring the CFOs salary more in line with the industry standards, the Compensation Committee increased his base annual salary from $156,200 in 1994 to $204,200 in 1995.

     Subject to general oversight by the Compensation Committee, the CEO has been granted authority by the Compensation Committee to set the compensation of all other officers of the Company, including the other Executive Officers.

     The foregoing report has been furnished by the Compensation Committee.

                              Thomas K. Smith, Jr., Chairman
                              David B. Hiley
                              George F. Staudter

Shareholder Return Performance Presentation

     The line graph below sets forth the cumulative total shareholder return on the Shares as compared with the cumulative total return of each of the American Stock Exchange Market Value Index and the NAREIT Total Return Index, in each case (i) on an annual basis for the period commencing December 31, 1990 and ending December 31, 1995 and (ii) assuming that $100 was invested on December 31, 1990 and that all dividends were reinvested.



            1990     1991    1992    1993    1994    1995
KE         $100       $54     $62    $114     $98    $143
AMEX       $100      $128    $130    $155    $141    $178
NAREIT     $100      $136    $152    $180    $182    $215


     As the Nareit Total Return Index contains companies on which compensation data similar to that provided the Compensation Committee by the Consultant is not available, the Company has used a different industry group for compensation comparisons from that used for its shareholder return performance presentation.

Compensation Committee Interlocks and Insider Participation
David B. Hiley, a director who is not an officer or employee of the Company, served on the Compensation Committee during 1995. Beginning in 1996, the Company entered into a consulting agreement with Mr. Hiley, pursuant to which Mr. Hiley provides advice with respect to the financial aspects of the Companys strategic plan. Under such agreement, Mr. Hiley is being paid (i) $32,100 for his services from January through mid-March, 1996, and (ii) $12,000 a month thereafter, subject to periodic evaluation by the Board of Directors.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     From its organization in 1988, the Companys business involved the acquisition from KPI and its affiliates of completed and substantially leased commercial office buildings and the operation of such properties for the production of rents. As of December 31, 1995, the Company owned 216 commercial properties in 13 metropolitan areas in the southeastern and southwestern United States. A total of 126 buildings were acquired from KPI or its affiliates through 1990. During 1993, an additional 93 buildings were acquired from KPI as the result of the Merger, which was consummated on December 21, 1993 as part of the Plan of Reorganization in the KPI Bankruptcy. As a result of the Merger, the Company also assumed property management agreements to manage (i) 20 office buildings owned by Centoff Realty Company, Inc., a subsidiary of Morgan Guaranty Trust Company of New York, and (ii) 92 office buildings owned by TKP.

     Prior to the Merger, KPI was the managing general partner of TKP, and in connection with the Merger, KPI transferred all of its debt and equity interests in TKP to a newly formed wholly owned subsidiary of the Company, Southeast Properties Holding Corporation, Inc., a Florida corporation (Southeast), which became the managing general partner of TKP. The Board of Directors of Southeast consists of the following Directors of the Company: S.D. Stoneburner, who is Chairman of the Board of Southeast, Irvin H. Davis, who is President and Chief Executive Officer of Southeast, and Victor A. Hughes, Jr., who is Senior Vice President and Chief Financial Officer of Southeast.

     Pursuant to a Management Agreement between TKP and Southeast, as successor to KPI, Southeast, in its capacity as Managing General Partner of TKP, generally had responsibility for all aspects of TKPs operations. However, Southeast delegated to the Company the responsibility of managing TKPs operations. As compensation for its services, the Company received a management fee of approximately $1.7 million for the year ended December 31, 1995.

     During 1995, the Company acquired approximately $32.3 million of promissory notes issued by TKP to third parties (the TKP Notes) for an aggregate purchase price of approximately $18.2 million.

     During 1995, TKP sold its 92 buildings and parcels of related land to Koala Miami Realty Holding, Inc., Koala Norfolk Realty Holding, Inc., Koala Raleigh Realty Holding, Inc., Koala Richmond Realty Holding, Inc., and Koala Tampa
Realty Holding, Inc. (each a Koala Entity), all of which are wholly owned subsidiaries of a co-mingled pension trust for which Morgan Guaranty Trust Company of New York is the trustee and J.P. Morgan Investment Management Inc. is the investment manager, for an aggregate gross sales price of approximately $154 million.

     In connection with the sale by TKP of its properties, the Company waived its right to receive all incentive fees pursuant to an Incentive Fee Agreement between TKP and the Company.

     The Company and Southeast collectively received approximately $49 million of the proceeds received by TKP upon the sale of its properties in partial payment of approximately $76.8 million of indebtedness owed by TKP to the Company and Southeast. As part of such payment, TKP paid approximately $31.3 million to the Company to retire the TKP Notes and approximately $17.7 million to Southeast to partially repay an unsecured note issued by TKP to KPI (and subsequently transferred to Southeast in connection with the Merger) in an original principal amount of approximately $31 million. All of the assets of TKP having been sold, TKP was dissolved on December 26, 1996 pursuant to an Order of the United States Bankruptcy Court for the Middle District of Florida entered on December 4, 1996.

     Simultaneously with the sale by TKP of its properties, the Company sold to certain Koala Entities three buildings and certain parcels of related land located in or contiguous to office centers substantially owned by TKP, for an aggregate gross purchase price of approximately $25.3 million. As a result of this transaction, the Company was able to discharge indebtedness of approximately $21 million on the three buildings. A certain Koala Entity continues to hold an option to purchase from the Company two additional parcels of land in Miami, Florida.

In  connection  with the  acquisition  by the Koala
Entities from TKP and the Company of the properties described above, Koala entered into a Management Agreement with Koger Realty Services, Inc., a Delaware corporation (KRSI), in which the Company has a significant economic interest, pursuant to which KRSI will manage such properties for five years.

     KRSI was incorporated to provide, among other things, leasing and property management services to owners of commercial office buildings. The Company acquired all of the preferred stock of KRSI, which currently represents in excess of 95% (by value) of the outstanding equity of KRSI. Such preferred stock is nonvoting stock and is convertible. All of the outstanding common stock of KRSI was acquired by officers and employees of KRSI, including: Victor A. Hughes, Jr., a Director and the President and Chief Executive Officer of the Company, James C. Teagle, the Senior Vice President of the Company, W. Lawrence Jenkins, the Vice President/Administration and Corporate Secretary of the Company, James L. Stephens, the Chief Financial Officer and Corporate Treasurer of the Company, and certain other employees of KRSI who are not employed by the Company. In addition to serving as officers of KRSI, Messrs. Hughes, Teagle and Jenkins comprise the Board of Directors of KRSI. In the event that any of the foregoing persons leaves the employ of KRSI, KRSI has the right to reacquire any shares of common stock of KRSI held by such officer or employee.

     Although KRSI is not operated so as to qualify as a real estate investment trust (a REIT) under the federal tax law and its operations are not consolidated with the Company for tax purposes, its operations are consolidated for financial reporting purposes pursuant to generally accepted accounting principles because of the Companys significant economic interest in KRSI. During 1995, KRSI received approximately $1.98 million in management fees from the Koala Entities and other entities for which it performs management services.

     With the  funds  received  from  TKP,  the  discharge  of  indebtedness  in connection with the sale by the Company to certain Koala Entities of the properties described above, and the application by the Company of additional funds, during 1995 the Company was able to reduce its indebtedness by approximately $68.9 million. Consequently, the Companys debt-to-book capitalization ratio improved from approximately 54% at the beginning of 1995 to 45% at the end of the year.

     Beginning in 1996, the Company entered into a consulting agreement with David B. Hiley, a director and a member of the Compensation Committee, pursuant to which Mr. Hiley provides advice with respect to the financial aspects of the Companys strategic plan. Under such agreement, Mr. Hiley is being paid (i) $32,100 for his services from January through mid-March, 1996 and (ii) $12,000 a month thereafter, subject to periodic evaluation by the Board of Directors.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Companys directors and executive officers file with the Securities and Exchange Commission (the SEC) and the American Stock Exchange initial reports of ownership and reports of changes in ownership of the Companys equity securities. Directors and executive officers are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     To the Companys knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports not previously reported were required, during the fiscal year ended
December 31, 1995,  its  directors  and  executive  officers  complied  with all
Section 16(a) filing requirements, except for a Form 4 report for the month of December 1995 reflecting certain purchases for the account of Mr. Hiley pursuant to automatic deductions from his directors retainer in accordance with the SIP, which report was filed late.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Beneficial Owners

     The table below sets forth certain information with respect to the beneficial ownership of Shares as of March 14, 1996 by each person known to the Company to be the beneficial owner of more than 5% of the Shares. Except as noted below, each of the persons listed has sole dispositive and voting power with respect to the Shares indicated.

        Name and Address of                                 Number of Shares
        Beneficial Owner                Percent of Class    Beneficially Owned

Turkey Vulture Fund XIII, Ltd.           5.0%                  889,200(1)
     7001 Center Street
     Mentor, Ohio 44060

Wellington Management Company            5.8%                1,029,300(2)
     75 State Street
     Boston, Massachusetts 02109

Resource Group International, Inc.(3)   13.8%                2,452,571(4)
     1420 Fifth Avenue, 42nd Floor
     Seattle, Washington 98101-2333

(1) Includes 23,700 Shares which the holder has the right to acquire upon the exercise of currently exercisable warrants.

(2)  Has shared voting and dispositive power with respect to the Shares.

(3) Resource Group International, Inc. (RGI International) has a direct, wholly-owned subsidiary, RGI Realty, Inc. (RGI Realty). RGI Realty is the beneficial owner of, and has shared voting and dispositive power over, 2,450,571 Shares. RGI International may be deemed to beneficially own, and have dispositive power over, the Shares owned by RGI Realty.

     RGI  International  is a direct  wholly-owned  subsidiary  of RGI  (Denmark
     ApS)(RGI Denmark) and an indirect wholly-owned subsidiary of each of RGI (Europe) B.V. (RGI Europe) and RGI (Antilles) N.V. (RGI Antilles). Kjell I. Rokke is the majority shareholder of RGI Antilles. Each of RGI Denmark, RGI Europe, RGI Antilles and Mr. Rokke may be deemed to beneficially own, and have shared voting and dispositive power over, the Shares beneficially owned by RIG International and RGI Realty. Each of RGI Denmark, RGI Europe, RGI Antilles and Mr. Rokke disclaims beneficial ownership of the Shares beneficially owned by RGI International and RGI Realty.

     The information with respect to RGI International, RGI Realty, RGI Denmark, RGI Europe, RGI Antilles and Mr. Rokke is contained in a Schedule 13D filed with the SEC on or about January 26, 1996.

(4) Includes  2,450,571  Shares owned by RGI Realty.

     On March 4, 1996, the Company filed suit in the United States District Court for the Middle District of Florida against RGI International, Kjell I. Rokke, a foreign national, and other affiliated entities, alleging a violation of Section 13(d) of the Securities Exchange Act of 1934. In particular, the suit claims that RGI International and Mr. Rokke made false and misleading statements in their Schedule 13D filing with the SEC with respect of their ownership of 5% or more of the Shares. The Company is requesting that the Court require that RGI International and the other defendants correct their misleading disclosures.

Security Ownership of Management

     The table below sets forth certain information with respect to the beneficial ownership of Shares as of March 14, 1996 (i) individually by each Executive Officer and each director of the Company and (ii) by all Executive Officers and directors of the Company. Except as noted below, each of the persons listed below has (a) sole dispositive and voting power or (b) shared dispositive and voting power with a spouse, in each case with respect to the Shares indicated. The address of each Executive Officer and director listed below is c/o the Company.

                                                       Number of Shares
     Name of                                 Percent   Beneficially Owned
     Beneficial Owner                        of Class  (1) (2)
     -----------------------                 --------  ------------------
     D. Pike Aloian                            .009      1,612
     Benjamin C. Bishop, Jr.                   .131%    23,417
     Irvin H. Davis                            .896    161,158
     David B. Hiley                            .019      3,417
     Victor A. Hughes, Jr                      .935    167,993
     G. Christian Lantzsch                     .022      3,837
     George F. Staudter                        .021      3,744
     S. D. Stoneburner                         .085     15,154
     J. C. Teagle                              .104     18,642
     W. Lawrence Jenkins                       .072     12,885
     James L. Stephens                         .237     42,286

(1) Includes for Messrs. Davis, Hughes, Teagle, Jenkins and Stephens 146,333, 142,667, 16,111, 10,723, and 39,356 Shares, respectively, which such executive officers have the right to acquire pursuant to the exercise of the options held by them under the 1988 and 1993 Stock Option Plans. Also includes 37 Shares which Mr. Stephens has the right to acquire upon the exercise of warrants.

(2) Includes for Messrs. Davis, Hughes, Teagle, Jenkins and Stephens 2,825, 2,826, 2,531, 2,162 and 1,839 Shares, respectively, allocated to the participants account under the 401(k) Plan.

INDEPENDENT PUBLIC ACCOUNTANTS

     During the year ended December 31, 1995, the Company engaged Deloitte & Touche LLP to provide certain audit services. These services included the audit of the annual financial statements, a review of the quarterly data furnished by the Company to the SEC for the quarters ended March 31, June 30, and September 30, 1995, services performed in connection with filing of this Proxy Statement and the Annual Report on Form 10-K by the Company with the SEC, attendance at meetings with the Audit Committee, and consultation on matters relating to accounting, tax and financial reporting. The Audit Committee approved all services performed by Deloitte & Touche LLP in advance of their performance. Deloitte & Touche LLP has acted as independent public accountants for the Company since its organization on June 21, 1988. Neither Deloitte & Touche LLP nor any of its associates has any relationship to the Company or any of its subsidiaries except in its capacity as auditors.

     It is expected that representatives of the independent public accountants will attend the Annual Meeting and be available to respond to appropriate questions and be permitted to make a statement concerning the Company should they desire.

     As of the date hereof, the Board of Directors has not selected independent public accountants to audit the books and accounts of the Company for the fiscal year ending December 31, 1996. It is anticipated that auditors will be selected later in the fiscal year.

                                 OTHER BUSINESS

     It is not anticipated that there will be presented to the Annual Meeting any business other than the election of directors. A reasonable time before this solicitation of proxies, the Board of Directors was not aware of any other matters to be presented for action at the Annual Meeting or any adjournment thereof. If any other business should properly come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders to be presented at the 1997 Annual Meeting of Shareholders of the Company must be received at the Companys executive offices by November 20, 1996, to be considered for inclusion in the Companys proxy materials relating to such meeting. Such proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in the Companys proxy material.

                                    GENERAL

     The Company will bear the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers, and employees of the Company, and no additional compensation will be paid to such individuals. The Company also has retained Morrow & Co., Inc., 345 Hudson Street, New York, New York 10014 to solicit proxies by mail, personal interview, telephone, or telegraph, for which service the Company anticipates a cost not in excess of $5,000 plus reasonable out-of-pocket expenses. Arrangements may also be made with the stock transfer agent and with brokerage houses and other custodians, nominees, and fiduciaries who are record holders of Shares for the forwarding of solicitation material to the beneficial owners of Shares. The Company will, upon the request of any such entity, pay such entitys reasonable expenses for completing the mailing of such material to such beneficial owners.

     Consistent with state law and pursuant to the Companys by-laws, a majority of the Shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter.

     The eight nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. A majority of the votes properly cast is necessary to approve any other matter which comes before the Annual Meeting, except as otherwise required by law, the Articles of Incorporation, or the Companys by-laws.

     The Company will count the total number of votes cast for approval of proposals, other than the election of directors, for purposes of determining whether sufficient affirmative votes have been cast. The Company will count Shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and broker non-votes (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which
(i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power) only as Shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on the matter.

     The Companys Annual Report to Shareholders for the fiscal year ended December 31, 1995, which contains financial statements and other information, is being mailed to shareholders with this Proxy Statement, but is not to be regarded as proxy soliciting material.

     AN ADDITIONAL COPY OF THE COMPANYS ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, KOGER EQUITY, INC., 3986 BOULEVARD CENTER DRIVE, JACKSONVILLE, FLORIDA 32207; PROVIDED, HOWEVER, THAT A COPY OF THE EXHIBITS TO SUCH ANNUAL REPORT ON FORM 10-K, FOR WHICH THERE MAY BE A REASONABLE CHARGE, WILL NOT BE SUPPLIED TO SUCH SHAREHOLDER UNLESS SPECIFICALLY REQUESTED.